Exhibit 10.14

SLING

THERAPEUTICS, INC.

22 Strathmore Road,

Natick, MA 01760

August 20, 2021

Elena Ridloff

[omitted]

Re: Employment Offer

Dear Elena:

On behalf of Sling Therapeutics, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of the Company’s Chief Financial Officer and (“CFO”). If accepted, this letter agreement sets forth the terms and conditions of your employment (the “Agreement”).

1. Position. As the Company’s CFO, you will report directly to the Company’s Chief Executive Officer (“CEO”). You shall have supervision and control over and responsibility for the financial affairs of the Company including the finance function, investor relations, and business development and shall have such other powers and duties as may from time to time be prescribed by the CEO. This is a full-time position, and you shall devote your full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may engage in religious, charitable, industry, board of director or other community activities as long as such services and activities are disclosed to the CEO and Company’s Board of Directors (the “Board”) and do not materially interfere with the performance of your duties under this Agreement or otherwise to the Company, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. The Company agrees that your work as a director with Kronos Bio, Inc. and Kymera Therapeutics, Inc. have been disclosed to and are acceptable to the CEO and the Company’s Board of Directors.

2. Work Location. This position will be based remotely from Westport, CT. You agree to travel as reasonably necessary to accomplish your job duties. Once the company establishes a Company headquarters, we will discuss a reasonable frequency for the number of days expected in the office but always taking into consideration the remote work setting,

3. Start Date. Your employment with the Company will begin on September 17, 2021 or such earlier date as agreed to by the Company and you (the “Start Date”).

4. Salary. Effective on the Start Date, the Company will pay you a base salary at the rate of $400,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your Base Salary will be subject to periodic review and adjustments at the discretion of the Board or the Board’s Compensation Committee (the “Compensation Committee”). In connection with the Company’s initial public offering, your base salary shall be adjusted as determined by the Board based on market data derived from similarly situated companies, your past compensation history, and input from the Company’s outside compensation advisor to a level above such data-based median for chief financial officers at such time. Your annual base salary in effect at any given time shall be referred to herein as the “Base Salary”.

5. Signing Bonus. You will receive a signing bonus in the amount of $150,000 within 30 days of your Start Date.

6. Annual Bonus. You will be eligible to receive an annual performance bonus (the “Bonus”) for each calendar year that ends after your Start Date (each, a “Performance Period”). The Bonus shall be targeted at no less than 40% of the Base Salary (the “Target Bonus”) for a Performance Period, will be paid in cash, and will be prorated from your start date for 2021. Payment of the Bonus for a Performance Period shall be contingent upon the extent to which the Company and, as applicable, you, achieve performance targets, which shall be established for a Performance Period by the Board and/or the Compensation Committee not later than ninety days after the beginning of a Performance Period (or, with respect to the 2021 Performance Period, not later than June 30, 2021) after taking into account input and recommendations from the CEO. To qualify to receive the earned Bonus for a Performance Period, you must be employed by the Company on the date that such Bonus is paid, which will be on or before March 15 of the calendar year following the end of the Performance Period. In addition, the Bonus will be subject to the terms of any applicable bonus plan as may be adopted and amended from time to time. In connection with the Company’s initial public offering, your Target Bonus shall be increased, as determined by the Board based on market data derived from similarly situated companies, your past compensation history, and input from the Company’s outside compensation advisor to a level above such data-based median for chief financial officers at such time.

7. Equity. The Company will grant you an option to purchase 228,000 shares of the Company’s common stock (the “Equity Award”) subject to Board approval, which equals approximately 1.5% of the Company’s capital stock on a fully diluted basis, with an exercise price per share equal to the then-current fair market value (“FMV”). All shares subject to the Equity Grant will be subject to vesting as follows; 25% of such Equity Award to vest on the first anniversary of the Start Date and the remaining 75% to vest in thirty-six (36) equal monthly installments over the subsequent three year period, subject to your joining the Company as Chief Financial Officer by the Start Date. Single trigger vesting for any unvested shares shall apply upon a change in control. The Equity Award will be subject to the Company’s Stock Option and Grant Plan and any associated option award agreement(s) required to be entered into by you and the Company using the Company’s standard grant form(s) (the “Equity Documents”).

8. Benefits. As a regular, full time employee you will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. These plans may be amended or terminated with or without prior notice. You shall also be entitled to all paid holidays given by the Company to its executives, and up to twenty (20) days paid vacation per full calendar year.

9. At-will Employment; Accrued Obligations. Your employment relationship with the Company is “at will,” meaning either you or the Company may terminate it at any time for any or no reason. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary and accrued but unused vacation through your last day of employment (the “Date of Termination”), (ii) any vested benefits you may have under any employee benefit or incentive plans of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans, and (iii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (collectively, the “Accrued Payments”). In addition, if your employment ceases due to your death or Disability (as defined in the Severance and Change in Control Agreement attached as Appendix 1 hereto), the Company will pay to you any otherwise earned but unpaid Bonus with respect to the year ending prior to the date of such cessation, plus the prorated portion of the Target Bonus calculated for the year in which such cessation takes place.

10. Severance. In the event the Date of Termination is as a result of a Terminating Event as defined in the Severance and Change in Control Agreement, in addition to the Accrued Payments, you shall be entitled to severance pay and benefits subject to and in accordance with the Severance and Change in Control Agreement. The Severance and Change in Control Agreement is incorporated by reference herein.

11. Confidential Information and Restricted Activities. As a material condition of your- employment, you agree to enter into the Company’s Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement (the “Restrictive Covenant Agreement”) enclosed herewith. The Restrictive Covenant Agreement is incorporated by reference herein.

12. Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

13. Interpretation and Enforcement. This Agreement, including the Severance and Change in Control Agreement, Restrictive Covenant Agreement, and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

14. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Severance and Change in Control Agreement and the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

15. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

16. Other Terms. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

17. Indemnification. Both during and following your employment, you shall be entitled to indemnification from the Company on a basis no less favorable than provided to the CEO, which at a minimum, shall include indemnification by the Company in accordance with its charter and bylaws, and any D&O insurance policy covering you purchased by the Company along with customary’ rights to advancement of legal fees and selection of legal counsel. Your rights to indemnification shall survive your termination of employment.

We are excited about you becoming CFO of Sling Therapeutics. If you have any questions about this offer, please do not hesitate to contact me. Otherwise, please confirm your acceptance of this offer of employment by signing below and returning an unmodified copy of this Agreement, and the Severance and Change in Control Agreement, to me no later than August 24, 2021.

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours.

Sling Therapeutics, Inc.

By:	/s/ Michael Cloonan
Name:	Michael Cloonan
Title:	CEO

I have read and accept this employment offer:

/s/ Elena Ridloff
Elena Ridloff
Dated: August 24, 2021

Appendix 1

SEVERANCE AND CHANGE IN CONTROL AGREEMENT